Exhibit 99.1

INSTALLMENT PAYMENT AGREEMENT

This Installment Payment Agreement (the “Agreement”) is entered into as of July 3, 2014 (the “Initial Payment Date”), by and among China Carbon Graphite Group, Inc., a Nevada corporation (the “Company”), and Dengyong Jin and Benhua Du (the “Purchasers”).

WHEREAS, the Company and the Purchasers are parties to that certain Asset Purchase Agreement dated as of June 10, 2014 (the “Purchase Agreement”), pursuant to which the Company agreed to sell to the Purchasers, and the Purchasers agreed to purchase from the Company, certain of the Company’s assets (the “Transaction”) for total consideration of RMB 10,000,000 (the “Purchase Price”) payable at the closing of the Transaction (the “Closing”), of which RMB 3,730,000 shall be paid by cash (the “Cash Payment”), and RMB 6,270,000 shall be paid by the cancellation of the Company’s obligation to repay RMB 6,270,000 due and owing to one of the Purchasers (the “Indebtedness”); and

WHEREAS, the Purchasers have requested to make the Cash Payment in installments, with the final installment to be paid concurrently with the Closing (the “Request”), which Request is acceptable to the Company upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the undersigned parties to this Agreement hereby mutually agree to all of the following:

1.          Payment by Installment. In consideration of the Company’s consent to the Request, the Purchasers shall pay the Purchase Price by installment payments (each an “Installment”) as follows:

 (a)           On or prior to the execution of this Agreement, the Purchasers shall pay the first Installment, which shall be comprised of a portion of the Cash Payment in the total amount of RMB 600,000, and the cancellation of the full amount of the Indebtedness by the execution of the Indebtedness Cancellation Agreement in the form and substance of Exhibit A attached hereto; and

 (b)           On or prior to July 25, 2014, the Purchasers shall pay the remaining portion of the Cash Payment in the amount of RMB 3,130,000 in one or more Installments, with the amount of each such Installment to be determined by the Purchasers.

2.         Closing of the Transaction. The parties hereto agree that the Closing shall take place concurrently with the payment of the final Installment as provided under Section 1(b) hereof.

3.         Interest. In the events that any portion of the Cash Payment is not paid by July 25, 2014, interest shall accrue at the rate of 10% per annum on the basis of a year of 365 days for the actual number of days elapsed between such date and the date of payment.

4.         Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefits of the parties and their respective successors and assigns.

5.         Law Governing. This Agreement shall be governed by and construed under the laws of the STATE OF NEVADA, REGARDLESS OF LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

6.         Entire Agreement. This Agreement represents the entire agreement between the parties and has been entered into by each party with a full understanding of its terms, with an opportunity to consult with counsel and without inducement or duress. This Agreement may be amended only with the written consent of the parties. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

Company China Carbon Graphite Group, Inc.

By:	/s/ Donghai Yu
Name: Donghai Yu
Title: Chairman and CEO

Purchasers

/s/ Dengyong Jin
Name: Dengyong Jin （靳登永）

/s/ Benhua Du
Name: Benhua Du （杜本华）